EXHIBIT 99

OurPet’s Company 1300 East Street Fairport Harbor, OH 44077-5573, USA (800) 565-2695 * Phone (440) 354-6500 Fax (440) 354-9129 * www.ourpets.com

FOR IMMEDIATE RELEASE

OurPet’s Company Reports 2009 Third-Quarter and Nine-Months Financial Results

- Third-Quarter 2009 Sales Highest for any Third-Quarter in history

- Nine Months 2009 Sales Were Another Record

- Management Remains Optimistic About Balance of 2009

FAIRPORT HARBOR, OHIO – October 21 , 2009 – OurPet’s Company (OTC BB:OPCO), a growing designer, developer, producer and marketer of accessory and consumable pet products, today reported financial results for the 2009 third quarter and nine months ended September 30, 2009.

Net revenues for the 2009 third quarter increased 5.6 percent to a record $3,515,026 from $3,328,024 in the same period a year ago. The 9.1 percent improvement in gross profit was a result of continuous improvement and tight expense control. Gross profit margin for the 2009 third quarter increased 1.0 percentage point to 30.6 percent, from 29.6 percent in the 2008 third quarter. Income from operations for the 2009 third quarter was $232,827 compared to a loss of ($563,871) for the 2008 third quarter, or an improvement of $796,698. Litigation expenses for the 2009 and 2008 third quarters were $63,662 and $809,128, respectively. Net Income for the 2009 third quarter was $183,087, or $0.01 per diluted share, compared to a net loss of ($617,589), or $(0.04) per share, for the same period in 2008. Earnings, before interest, taxes, depreciation and amortization (EBITDA), were a positive $331,255 in the 2009 third quarter, compared to a negative ($449,807) in the 2008 third quarter.

Net revenues for the 2009 nine months increased 13.6% a record to $10,510,737 from $9,248,892 for the same period a year ago. Gross profit increased 19.2% for the 2009 year-to-date period versus a year ago and gross profit margin for the 2009 nine months was 30.1 percent compared to 28.6 percent in the 2008 nine months. Income from operations for the 2009 nine months was $553,182 compared to a loss of ($1,634,996) for the 2008 nine months or an improvement of $2,188,177. Litigation expenses for the 2009 and 2008 nine months were $309,336 and $2,258,341, respectively. Net income for the 2009 nine months was $456,631, or $0.03 per diluted share, compared to a net loss of ($1,778,896), or $(0.12) per share, for the same period in 2008. EBITDA was a positive $931,957 in the 2009 nine months compared to a negative ($1,278,274) in the 2008 nine months.

Dr. Steven Tsengas, President and CEO, stated, “We are pleased about our growth for the 2009 third quarter and nine months. Solid increases in sales were achieved despite a difficult business environment. We generated improved sales to our major accounts, new distributors and international customers. Sales of our Play-N-Squeak and Flappy brand products sales continue to drive sales growth. There has been a significant uptick in new orders recently and we are guardedly optimistic as we enter the fourth quarter holiday season.

“OurPet’s well recognized brands are supported by over 100 product patents issued or pending and over 50 trademarks. We believe our strategy of aggressive innovative, trend setting product development will result in an increasing number of loyal, happy customers and in turn, enhance future revenue, profit growth and shareholder value.”

About OurPet’s Company

OurPet’s designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investors and customers may visit www.ourpets.com, for more information about the Company and its products. The Company’s websites include: www.smartscoop.com, www.ecoPureNaturals.com, www.playsnsqueak.com and www.flappydogtoys.com.

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign rates; rising costs for raw materials and the unavailability of sources of supply; the timing of orders booked; and the other risks that are described from time to time in OurPet’s SEC reports.

CONTACT:

OurPet’s, Company

Dr. Steven Tsengas

(440) 354-6500 (Ext. 111)

OURPET’S COMPANY AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

	For the Nine Months Ended September 30,		For the Quarter Ended September 30,
	2009	2008	2009	2008
Net revenue	$10,510,737	$9,248,892	$3,515,026	$3,328,024
Cost of goods sold	7,351,171	6,598,718	2,439,172	2,341,876

Gross profit on sales	3,159,566	2,650,174	1,075,854	986,148
Selling, general and administrative expenses	2,297,048	2,026,829	779,364	740,891
Litigation expense	309,336	2,258,341	63,662	809,128

Income (loss) from operations	553,182	(1,634,996)	232,827	(563,871)
Other income and expense, net	(38,226)	(812)	(506)	(1)
Interest expense	134,778	144,712	50,247	53,719

Net Income (Loss)	$456,631	$(1,778,896)	$183,087	$(617,589)

Basic and diluted net income (loss) per common share after dividend requirements for preferred stock	$0.03	$(0.12)	$0.01	$(0.04)

Weighted average number of common and equivalent shares outstanding used to calculate basic and diluted earnings per share	15,374,660	15,245,736	15,706,693	15,246,984

OURPET’S COMPANY AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
	September 30, 2009	December 31, 2008
ASSETS
Cash and equivalents	$327,898	$363,573
Receivables, net	1,820,969	1,420,884
Inventories	3,109,147	3,303,617
Prepaid expenses	196,178	73,995

Total current assets	5,454,192	5,162,069
Property and equipment, net	1,919,197	2,076,550
Other	384,596	339,367

Total assets	$7,757,985	$7,577,986

LIABILITIES AND STOCKHOLDERS’ EQUITY
Notes payable	$1,900,000	$1,900,000
Current maturities of long-term debt	724,093	144,581
Accounts payable	1,053,027	1,238,367
Accrued expenses	654,115	666,051

Total current liabilities	4,331,235	3,948,999
Long-term debt	787,699	1,474,036
Stockholders’ Equity	2,639,051	2,154,951

Total liabilities and stockholders’ equity	$7,757,985	$7,577,986